Exhibit 99.1

LEVI	1155 Battery Street, San Francisco, CA 94111
STRAUSS
& CO.
NEWS

Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND FISCAL-YEAR 2004 FINANCIAL RESULTS

SAN FRANCISCO (February 17, 2005) – Levi Strauss & Co. (LS&CO.) today announced financial results for the fourth quarter and fiscal year ended November 28, 2004. Additionally, the company filed its 2004 Form 10-K with the Securities and Exchange Commission.

2004 full-year results reflect stronger financial performance across a range of key financial measures compared to the prior year. In fiscal 2004, the company:

•	Stabilized full-year net sales at $4.1 billion;

•	Increased gross margin by 530 basis points to 43.8 percent from 38.5 percent;

•	Increased gross profit by $210 million;

•	Delivered $30 million in net income, compared with a net loss of $349 million in 2003; and

•	Reduced total debt less cash by $151 million.

“2004 was a year when across all fronts we made substantial progress against our goals,” said Phil Marineau, chief executive officer. “We improved the profitability of the company, increased our margins and stabilized sales. The strategic actions we took in the second half of 2003 and continued throughout 2004 to reduce costs, consolidate sales and fortify our core businesses have improved our financial strength. We begin 2005 with a healthier and more competitive business.”

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LS&CO. FY 2004 Results/Add One

February 17, 2005

Fiscal-Year 2004 Results

•	Net sales were $4,072 million compared to $4,091 million, reflecting essentially flat sales on a reported basis and a 4 percent decline on a constant-currency basis. Reported net sales results were driven by sales growth in the Asia Pacific region, sales growth for the Levi Strauss Signature™ brand and stronger foreign currencies. These results were offset by the company’s product rationalization work, including its decisions to license certain products, discontinue underperforming categories, reduce sales in the warehouse club and off-price channels, and lower net sales performance in Europe and the U.S. Dockers® brand.

•	Gross profit increased $210 million to $1,784 million on flat sales compared to $1,574 million for fiscal year 2003. The gross margin improved 530 basis points to 43.8 percent of sales for fiscal year 2004 compared to 38.5 percent of sales in 2003. The gross margin benefited from the product rationalization initiatives, a favorable mix of more profitable core products, improved management of returns and sales allowances in the United States, lower product sourcing costs, and lower inventory markdowns.

•	Selling, general and administrative expenses decreased $54 million or 4 percent to $1,300 million in fiscal 2004 from $1,353 million in 2003. The lower SG&A expenses for the year were attributable primarily to the company’s restructuring initiatives and general cost controls. SG&A reflected higher curtailment gains for the company’s post-retirement healthcare plans, a decrease in salaries and wages, and lower benefit expenses. The lower SG&A expenses were partially offset by higher annual incentive compensation expense, stronger foreign currencies and higher advertising and promotion expenditures.

•	Long-term incentive compensation expense for the year was $45 million compared to a $139 million net reversal in 2003. The prior-year reversal was a result of lower than expected incentive payouts associated with the company’s previous long-term incentive program due to the decline in the company’s performance during the second half of 2003.

•	Restructuring charges, net of reversals, were $134 million for 2004 versus $89 million in 2003. Restructuring initiatives in 2004 included the closure of manufacturing plants in Spain and Australia, headcount reductions in the United States and Europe, the indefinite suspension of a worldwide enterprise resource planning system installation, and initial charges associated with the company’s decision to streamline the Dockers® organization in Europe and move it from Amsterdam to the company’s European headquarters in Brussels.

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LS&CO. FY 2004 Results/Add Two

February 17, 2005

•	Full-year operating income increased $48 million to $361 million, or 8.9 percent of net sales, compared with $313 million, or 7.7 percent of net sales in 2003. The 15 percent increase in operating income was primarily driven by increased gross profit, lower SG&A and increased royalty income from licensees, partially offset by the absence in 2004 of the $139 million long-term incentive compensation plan reversal recorded in 2003 and a $45 million increase in restructuring charges.

•	Interest expense for 2004 was $260 million, compared to $254 million in the prior year, due to higher effective interest rates in 2004.

•	Tax expense for 2004 totaled $65 million compared to $318 million in 2003. The decrease is primarily attributable to the recording of a $282 million increase in valuation allowance against deferred tax assets in 2003.

•	Net income for 2004 was $30 million compared to a net loss in 2003 of $349 million. The increase in net income was due primarily to higher operating income, lower foreign exchange management contract losses, the recognition in 2003 of a loss on early extinguishment of debt and lower income tax expense, partially offset by higher interest expense.

As of November 28, 2004, total debt less cash was $2.02 billion compared to $2.17 billion at the end of fiscal year 2003, a reduction of approximately $151 million. As of February 11, 2005, the company had total available liquidity of approximately $412 million, reflecting availability of $281 million under its credit facility and liquid short-term investments of $131 million. In December 2004, the company took actions to address its near-term debt maturity by issuing $450 million in 10-year notes bearing 9.75% annual interest and utilizing the proceeds to repurchase approximately $372 million of its 2006 notes.

“2004 was a strong showing with significant improvements in our cash flow and earning power,” said Jim Fogarty, chief financial officer. “We achieved marked improvements across our key financial measures, including gross profit, SG&A, operating income and cash flow. Our actions to restore the financial health of the company, including rationalizing our product lines, exiting underperforming businesses, improving our management of markdowns and allowances, and reducing product costs and expenses worldwide have given us a leaner and more profitable business. We successfully completed a bond offering in December 2004 which had a positive impact on our debt maturities. In addition, we’re pleased with the solid capabilities we have built in our finance organization and the major improvements we’ve made in financial discipline and control. These achievements give us reason for optimism going into 2005, but as you might expect, we remain cautious given the tough retail environment around the world.”

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LS&CO. FY 2004 Results/Add Three

February 17, 2005

Fourth-Quarter 2004 Results

•	Fourth-quarter net sales declined 3 percent on a reported basis to $1,157 million from $1,198 million in the fourth quarter of 2003. On a constant-currency basis, net sales decreased approximately 7 percent for the quarter. Net sales in the quarter reflect the impact of product rationalization work and the company’s decision to reduce sales in the warehouse club channel, as well as one fewer week of sales in the fourth quarter of 2004 compared with 2003.

•	Gross profit for the quarter improved $83 million to $507 million, or 43.8 percent of net sales, compared with $424 million, or 35.4 percent of sales for the same period of 2003. The gross margin increase of 840 basis points was driven by our product rationalization initiatives, improved management of returns and sales allowances, a favorable mix of more profitable core products in the United States, increased sales of premium-priced products in Europe and Asia, and lower product sourcing costs.

•	Selling, general and administrative expenses increased $55 million or 16 percent to $405 million for the quarter from $350 million in the 2003 period. The increase reflects $70 million in higher advertising and promotion expenditures, $10 million in higher annual incentive compensation expense and stronger foreign currencies, partially offset by the positive impact of restructuring initiatives and general cost controls.

•	Operating income for the quarter was $94 million, or 8.1 percent of net sales, compared to an operating loss of $7 million for the year-ago period. The $100 million improvement was primarily due to stronger gross profit and lower restructuring charges, partially offset by higher SG&A expenses.

•	Interest expense for the quarter was $62 million compared to $69 million in the prior year. The decrease is attributable to lower gross debt in the fourth quarter of 2004.

•	Tax expense for the quarter was $48 million compared to $132 million in the prior year. The decrease is due primarily to a substantially higher increase in valuation allowance against deferred tax assets in 2003.

•	Net loss for the fourth quarter was $19 million, versus a net loss of $245 million in the fourth quarter of 2003. The improvement was due primarily to higher operating income, lower foreign exchange management contract losses, the recognition in 2003 of a loss on early extinguishment of debt, lower interest expense and lower tax expense.

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LS&CO. FY 2004 Results/Add Four

February 17, 2005

“Our fourth-quarter performance was consistent with the preliminary information we provided in our December 16th 8-K. As we indicated, our gross profit increased compared to the same period in 2003 and our gross margin for the quarter was consistent with our gross margin for the first nine months of 2004,” added Fogarty. “As we further indicated, our SG&A expenses increased in Q4 2004 versus Q4 2003, reflecting significantly higher advertising support.”

Investor Conference Call

The company’s full-year 2004 and fourth-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, February 17, 2005, at 7 a.m. PST/10 a.m. EST. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 3992829 through March 17, 2005.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	November 28, 2004	November 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$299,596	$143,445
Restricted cash	1,885	—
Trade receivables, net of allowance for doubtful accounts of $29,002 and $26,956	607,679	555,106
Inventories:
Raw materials	45,271	57,925
Work-in-process	22,950	36,154
Finished goods	486,633	585,989

Total inventories	554,854	680,068
Deferred tax assets, net of valuation allowance of $26,364 and $25,281	131,491	131,827
Other current assets	83,599	104,176

Total current assets	1,679,104	1,614,622
Property, plant and equipment, net of accumulated depreciation of $486,439 and $491,121	416,277	486,714
Goodwill	199,905	199,905
Other intangible assets	46,779	44,722
Non-current deferred tax assets, net of valuation allowance of $360,319 and $324,269	455,303	490,021
Other assets	88,634	87,283

Total assets	$2,886,002	$2,923,267

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$75,165	$34,700
Current maturities of capital lease	1,587	—
Accounts payable	279,406	236,775
Restructuring reserves	41,995	96,406
Accrued liabilities	253,322	244,520
Accrued salaries, wages and employee benefits	293,762	194,047
Accrued income taxes	124,795	29,863

Total current liabilities	1,070,032	836,311
Long-term debt, less current maturities	2,248,723	2,281,729
Long-term capital lease, less current maturities	5,854	—
Post-retirement medical benefits	493,110	555,008
Pension liability	217,459	250,814
Long-term employee related benefits	154,495	193,188
Long-term income tax liabilities	—	143,082
Other long-term liabilities	43,205	32,576
Minority interest	24,048	23,731

Total liabilities	4,256,926	4,316,439
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock — $.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,354,428)	(1,384,818)
Accumulated other comprehensive loss	(105,677)	(97,535)

Stockholders’ deficit	(1,370,924)	(1,393,172)

Total liabilities and stockholders’ deficit	$2,886,002	$2,923,267

The notes accompanying our financial statements in our Form 10-K are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Year Ended November 28, 2004	Year Ended November 30, 2003
Net sales	$4,072,455	$4,090,730
Cost of goods sold	2,288,406	2,516,521

Gross profit	1,784,049	1,574,209
Selling, general and administrative expenses	1,299,766	1,353,314
Long-term incentive compensation expense (reversal)	45,171	(138,842)
Gain on disposal of assets	(3,576)	(2,685)
Other operating income	(52,034)	(39,936)
Restructuring charges, net of reversals	133,623	89,009

Operating income	361,099	313,349
Interest expense	260,124	254,265
Other expense, net	5,450	90,376

Income (loss) before taxes	95,525	(31,292)
Income tax expense	65,135	318,025

Net income (loss)	$30,390	$(349,317)

The notes accompanying our financial statements in our Form 10-K are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Year Ended November 28, 2004	Year Ended November 30, 2003
Cash Flows from Operating Activities:
Net income (loss)	$30,390	$(349,317)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	62,606	64,176
Non-cash asset write-offs associated with reorganization initiatives	35,204	10,968
Gain on disposal of assets	(3,576)	(2,685)
Unrealized foreign exchange losses	(18,395)	(29,838)
(Increase) decrease in trade receivables	(88,094)	116,352
Decrease (increase) in inventories	100,942	(77,072)
Decrease (increase) in other current assets	32,797	(13,364)
Decrease in other non-current assets	12,965	52,119
Increase in accounts payable and accrued liabilities	105,110	50,508
Decrease in net deferred taxes	(2,612)	(98,762)
Increase (decrease) in restructuring reserves	(45,566)	34,241
Addition to deferred tax valuation allowance	37,133	282,448
Increase (decrease) in accrued salaries, wages and employee benefits	113,166	(117,225)
Increase (decrease) in accrued income taxes	96,710	(72,702)
Decrease in long-term employee related benefits	(130,733)	(92,409)
(Decrease) increase in other long-term liabilities	(141,305)	47,358
Other, net	3,154	4,554

Net cash provided by (used for) operating activities	199,896	(190,650)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(16,299)	(68,608)
Proceeds from sale of property, plant and equipment	11,351	13,431
Cash outflow from net investment hedges	(7,982)	(29,307)

Net cash used for investing activities	(12,930)	(84,484)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,616,039
Repayments of long-term debt	(13,532)	(1,192,162)
Net decrease in short-term borrowings	(4,018)	(1,732)
Debt issuance costs	(10,844)	(73,049)
Increase in restricted cash	(1,885)	—
Other, net	(1,841)	—

Net cash (used for) provided by financing activities	(32,120)	349,096

Effect of exchange rate changes on cash	1,305	5,037

Net increase in cash and cash equivalents	156,151	78,999
Beginning cash and cash equivalents	143,445	64,446

Ending cash and cash equivalents	$299,596	$143,445

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$233,512	$191,902
Income taxes	82,985	167,264
Restructuring initiatives	143,593	49,727

The notes accompanying our financial statements in our Form 10-K are an integral part of these financial statements.